HEI Exhibit 99
NEWS RELEASE
February 15, 2019

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations	E-mail: ir@hei.com

HAWAIIAN ELECTRIC INDUSTRIES REPORTS 2018 RESULTS,
INCREASES DIVIDEND AND NOMINATES NEW DIRECTORS

Full year net income and diluted earnings per share (EPS)1 grew 22%
Core net income and EPS rose 12%
Dividend increase of 3%
Three new independent directors nominated for election at the 2019 Annual Meeting

2018 Highlights

•	Strong consolidated earnings include record bank earnings and improved utility earnings

◦	Reported net income of $201.8 million in 2018 versus $165.3 million in 2017

◦	Reported EPS of $1.85 in 2018 versus $1.52 in 2017

◦	Reported return on equity of 9.5% versus 7.9% in 2017

•	Quarterly dividend increase of 1 cent, from $0.31 to $0.32 per share

◦	Increase reflects Board’s view of the strength of the Company’s performance and prospects

•	Hawaiian Electric Company (Hawaiian Electric2) delivered on key priorities:

◦	Completed first full cycle of rate cases for our three utilities in six years

◦	Committed to $244 million in customer savings over twelve years from successful implementation of enterprise system

◦	On track to beat 2020 goal of 30% electricity sales from renewable sources; achieved 27% in 2018

◦	Reduced fossil fuel use and greenhouse gas emissions by almost 20% over last ten years

◦	Led state’s largest renewable energy and storage procurement, resulting in filed power purchase agreements at lowest prices to date in Hawaii, pending Hawaii Public Utilities Commission (PUC) approval

◦	Invested more than $400 million to increase reliability and resilience and integration of additional renewable energy

◦	Recognized as 2018 Investor-Owned Utility of the Year by Smart Electric Power Alliance for its grid modernization initiative

_________________

1 Unless otherwise indicated, throughout this release earnings per share (EPS) refers to diluted earnings per share.
2 Hawaiian Electric, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Maui Electric Company, Limited, and Hawaii Electric Light Company, Inc.

Hawaiian Electric Industries, Inc.
February 15, 2019

•	American Savings Bank (American) achieved record earnings and improved efficiency:

◦	Disciplined approach to growth in the healthy Hawaii economy, building upon the benefits of a lower tax rate from tax reform

◦	Improved efficiency ratio by 2.2%, with a 2018 efficiency ratio of 59.4% compared to 61.6% in 2017

◦	Completion of innovative new campus enables further efficiency opportunities

•	Three new independent, uniquely qualified directors with diverse and relevant experience - Celeste Connors, Mary Powell and Jim Scilacci - nominated for election at the 2019 Annual Meeting

•	Admiral Thomas Fargo to be named Vice Chair of the Board and Peggy Fowler named Chair of the Nominating and Corporate Governance Committee of the Board

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported 2018 year-end consolidated net income for common stock of $201.8 million and EPS of $1.85 compared to $165.3 million and EPS of $1.52 for 2017. Excluding 2017 one-time impacts from the implementation of federal tax reform, principally to adjust deferred tax assets for the lower tax rate, 2017 core net income was $179.5 million and core EPS was $1.65, and 2018 net income and EPS growth over the prior year core amounts was 12.4% and 12.1%, respectively.
For the fourth quarter of 2018, consolidated net income for common stock was $49.6 million and EPS was $0.45 compared to $32.4 million and EPS of $0.30 for the fourth quarter of 2017. Excluding the previously referenced one-time 2017 federal tax reform impacts, core net income for the fourth quarter of 2017 was $46.5 million and core EPS was $0.43, and fourth quarter 2018 net income and EPS growth over the fourth quarter 2017 core amounts was 6.7% and 4.7%, respectively.
“We are making substantial progress across HEI, as demonstrated by our strong 2018 financial, operational and environmental results. We delivered solid earnings growth over the prior year, with particularly strong results from American Savings Bank. In light of our 2018 earnings and our future prospects, our Board of Directors yesterday approved a 3% dividend increase, enhancing our record of uninterrupted dividends since 1901,” said Constance H. Lau, President and CEO of HEI.
“Our electric company generated 27% of its sales from renewable energy, despite the lava-related shutdown of a third-party owned geothermal plant in 2018, and invested more than $400 million to strengthen the resilience of our electric systems across the islands we serve. Hawaiian Electric continues to lead the nation in the efficient integration of renewable resources, and in 2018 we were again number one in the nation in rooftop solar adoption.”

Hawaiian Electric Industries, Inc.
February 15, 2019

“American Savings Bank delivered record earnings in 2018, and finished the year with a very strong fourth quarter. The bank is well positioned to continue to grow in 2019 and achieve even greater efficiency as it brings its team together into its new, state-of-the-art campus and works continually to deliver value to customers, our consolidated company and shareholders,” said Lau.

HAWAIIAN ELECTRIC
Full Year Results:
Hawaiian Electric’s full-year 2018 net income was $143.7 million, compared to $120.0 million in 2017. The $23.7 million increase in reported net income over the prior year was primarily driven by the following after-tax items:

•
Resetting of base rates through the rate case cycle, resulting in a net income impact of $31 million, and recovery under the rate adjustment mechanism (RAM) and major projects interim recovery (MPIR) mechanisms, resulting in $26 million of net income impact;

•
$5 million in net income from the previously announced pole ownership agreement with Hawaiian Telcom, which resulted in attachment fees and a one-time impact from the release of reserves due to the settlement of receivables from Hawaiian Telcom; the arrangement will reduce the cost of this critical infrastructure to our customers by bringing in third party revenues;

•	$9 million lower 2017 net income reflecting the aforementioned one-time 2017 impact of federal tax reform; and

•
$2 million higher net income from net favorable tax adjustments, largely related to favorable adjustments made in connection with filing of the 2017 tax return, partially offset by the difference between the reduction to revenue requirements to return tax reform benefits to customers and actual 2018 tax savings.

These items were partially offset by the following after-tax items:

•
$37 million higher operations and maintenance (O&M) expenses[3] compared to 2017, primarily due to the reset of pension costs for the first time in six years as part of rate case decisions, the write-off of costs incurred during the merger time period related to Smart Grid planning and the

_________________

3 Excludes net income neutral expenses covered by surcharges or by third parties. See "Explanation of HEI's Use of Certain Unaudited Non-GAAP Measures" and related reconciliation accompanying this release.

Hawaiian Electric Industries, Inc.
February 15, 2019

evaluation of importing LNG, higher consultant costs related to implementation of the new enterprise resource system, higher costs for preventative maintenance on underground circuits to ensure reliability, generating station operation and maintenance (including $2 million net income impact from the newly commissioned Schofield Generating Station), and workers' compensation claims;

•	$8 million higher depreciation expense as a result of increasing investments for the integration of more renewable energy, improved customer reliability and greater system efficiency; and

•	$3 million higher interest expense from higher interest rates and increased borrowings to fund utility capital investments.
Fourth Quarter Results:
Fourth quarter 2018 net income of $35 million was $10 million higher than the fourth quarter of 2017, primarily driven by a $15 million (post-tax) net revenue increase from rate relief and recovery through the RAM and MPIR mechanisms, the previously mentioned impact from the pole ownership agreement with Hawaiian Telcom (the impacts of which were experienced in the fourth quarter), and lower fourth quarter 2017 earnings due to the aforementioned $9 million one-time impact of federal tax reform. These amounts were partially offset by higher depreciation and O&M impacts totaling $3 million and $13 million post-tax, respectively. The higher O&M expenses included a $2 million post-tax write off of the previously mentioned LNG expenses and a $5 million impact from above-described pension reset. Lower allowance for funds used during construction also partially offset net income by $1 million.

AMERICAN SAVINGS BANK
Full Year Results:
American’s full-year 2018 net income was $82.5 million compared to $67.0 million in 2017. The 23% increase from the prior year resulted from $18.8 million higher net interest income, driven primarily by growth in interest earning assets and an improved interest rate environment. This was partially offset by $3.8 million higher provision for loan losses, as well as lower noninterest income. While noninterest income for the year was $5.5 million lower than 2017, $4.2 million of such amount resulted from the reclassification of $4.2 million of debit card expenses in 2018 from noninterest expense to noninterest income due to a new accounting standard and thus did not impact net income.

Hawaiian Electric Industries, Inc.
February 15, 2019

Total deposits were $6.2 billion at December 31, 2018, an increase of 4.6% from December 31, 2017. The average cost of funds was 0.25% for the full year 2018, up 4 basis points from the prior year.
Overall, American’s return on average equity4 for the full year increased to 13.5% compared to 11.2% in 2017, and the return on average assets for the full year grew to 1.20% in 2018 compared to 1.02% in 2017.

Fourth Quarter Results:
Fourth quarter of 2018 net income of $21.8 million was $0.5 million higher than the third, or linked quarter and $4.9 million higher than the fourth quarter of 2017. Compared to the linked quarter of 2018, the $0.5 million net income increase was primarily driven by $2.3 million (pre-tax) higher net interest income primarily due to higher yields on interest earning assets, and a lower provision for loan losses principally related to the release of reserves in the commercial and commercial real estate loan portfolios due to improved credit quality and the payoff of a criticized commercial real estate construction loan. Compared to the fourth quarter of 2017, the $4.9 million higher net income in the fourth quarter of 2018 was primarily driven by $6.4 million (pre-tax) higher net interest income mainly due to higher yields and growth in earning assets.
American’s fourth quarter of 2018 return on average equity was 14.1%, compared to 13.8% in the linked quarter and 11.1% in the fourth quarter of 2017. Return on average assets was 1.25% for the fourth quarter of 2018, compared to 1.22% in the linked quarter and 1.01% in the same quarter last year.
Please refer to American’s news release issued on January 30, 2019 for additional information.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $24.4 million in 2018 compared to $21.7 million in 2017. The $21.7 million net loss for 2017 included a $5.7 million one-time charge to adjust deferred tax assets due to federal tax reform. The higher 2018 net loss for the year was primarily driven by lower tax benefits on expenses and other tax impacts due to tax reform and higher interest and compensation expenses, partially offset by lower professional costs and earnings contributions from Pacific Current. Fourth quarter net losses were $2.3 million lower than the prior year quarter, at $7.5 million in 2018

_________________

4 Bank return on average equity calculated using weighted average daily common equity.

Hawaiian Electric Industries, Inc.
February 15, 2019

compared to $9.8 million in the fourth quarter of 2017. The fourth quarter 2017 net loss included the aforementioned $5.7 million one-time charge related to tax reform. Excluding the 2017 one-time charge, the fourth quarter of 2018 net loss was $3.5 million greater than the fourth quarter of 2017, due largely to the same factors cited for the full year comparison.

BOARD DECLARES INCREASE IN QUARTERLY DIVIDEND
On February 14, 2019, the Board of Directors increased HEI’s quarterly cash dividend to $0.32 per share from the previous $0.31 per share. The dividend is payable on March 13, 2019, to shareholders of record at the close of business on February 26, 2019 (ex-dividend date is February 25, 2019). The dividend is equivalent to an annual rate of $1.28 per share. This dividend increase reflects HEI’s strong 2018 performance and solid foundation for future growth at both our bank and utility subsidiaries.
HEI has paid dividends on an uninterrupted basis since 1901. At the indicated annual dividend rate and the closing price per share on February 14, 2019 of $37.68, HEI’s dividend yield is 3.4%.

THREE NEW INDEPENDENT DIRECTORS NOMINATED FOR ELECTION AT THE 2019 ANNUAL MEETING
Celeste Connors, Mary Powell and Jim Scilacci - each of whom has demonstrated a strong track record of stakeholder value creation - have been nominated for election at the 2019 Annual Meeting.

About Celeste Connors
Ms. Connors has extensive environmental, energy and economic policy experience spanning a 20-year career. Since 2015 she has served as Executive Director of Hawaii Green Growth, a public private partnership focused on identifying sustainable growth priorities within an island context. Hawaii Green Growth was recognized by the United Nations as a Local 2030 hub to help catalyze and scale island-led solutions to achieve global sustainability goals. Ms. Connors has served as Practitioner in Residence in the Energy, Resources and Environment Program at the Johns Hopkins University School of Advanced International Studies since 2012. She has also served as CEO of c.dots development, an organization that she co-founded to provide underserved communities with sustainable and resilient infrastructure and services, since 2012. Ms. Connors served as Director for Environment and Climate Change at the National Security Council and National Economic Council in the White House from 2008-2012, and served as a Foreign Service Officer with the U.S. Department of State from 2000-2012.

Hawaiian Electric Industries, Inc.
February 15, 2019

About Mary Powell
Ms. Powell has significant experience in utilities and renewable energy, having served as President and CEO of Green Mountain Power since 2008. She serves on the Board of Sunrun Inc., where she is a member of the compensation committee. Ms. Powell also serves on the boards of the Vermont Electric Power Company, Blue Cross and Blue Shield of Vermont and The Solar Foundation. Her exceptional leadership has received national acclaim; she was named one of Fast Company’s “100 Most Creative People in Business” in 2016 and one of CEO Connection’s “2017 Most Influential Women of the Mid-Market,” among other recognitions.

About Jim Scilacci
Mr. Scilacci has considerable experience in the utilities space spanning a career of more than 30 years. He served as CFO of Edison International from 2008-2016, and previously as CFO of Edison Mission Energy (2005-2008) and CFO of Southern California Edison (2000-2005). Mr. Scilacci’s track record of success is highlighted by his recognition among the top CFOs in the electric utilities sector by a 2017 Institutional Investor survey of investors and sell-side analysts.

The Company also announced that it is continuing to evolve its Board leadership as it continues to execute its strategies to create value for its customers, communities and shareholders. As part of HEI's planned Board leadership transition at its upcoming annual shareholder meeting, Jeff Watanabe, HEI Board Chair, has been nominated to stand for election to a one-year term, and Admiral Thomas Fargo, who has been nominated for re-election, will be named Vice Chair of the Board. Peggy Fowler has been appointed as Chair of the Nominating and Corporate Governance Committee.
“We are very excited about nominating Celeste, Mary and Jim for election at this year’s Annual Meeting,” said Mr. Watanabe. “Their extensive experience and track records of success add to the strength of our talented Board as we continue our work to deliver long-term value for all of our stakeholders.

Hawaiian Electric Industries, Inc.
February 15, 2019

WEBCAST AND CONFERENCE CALL
HEI TO ANNOUNCE 2019 EPS GUIDANCE IN EARNINGS CONFERENCE CALL
Hawaiian Electric Industries, Inc. will conduct a webcast and conference call to review its 2018 earnings on Friday, February 15, 2019, at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time). HEI will announce 2019 EPS guidance during the scheduled webcast and conference call.
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website under the heading “Investor Relations,” sub-heading “News and Events-Events and Presentations.”  HEI and Hawaiian Electric intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. Investors may also sign up to receive e-mail alerts (based on each investor's selected preferences) by visiting the “Investor Relations” section of the website, sub-heading “Email Notification.”  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings, except to the extent specifically incorporated by reference. Investors may also wish to refer to the PUC website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the webcast will be available at www.hei.com beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through March 1, 2019, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10127920.

HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited; provides a wide array of banking and other financial services to consumers and businesses through American Savings Bank, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

Hawaiian Electric Industries, Inc.
February 15, 2019

NON-GAAP MEASURES
See “Explanation of HEI’s Use of Certain Unaudited Non-GAAP Measures” and related reconciliations on pages 13 to 14 of this release.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended December 31		Years ended December 31
(in thousands, except per share amounts)	2018	2017	2018	2017
Revenues
Electric utility	$680,563	$583,311	$2,546,525	$2,257,566
Bank	81,256	75,166	314,275	297,640
Other	(169)	120	49	419
Total revenues	761,650	658,597	2,860,849	2,555,625
Expenses
Electric utility	619,451	515,127	2,304,864	1,994,042
Bank	52,089	51,958	206,040	198,104
Other	5,506	4,292	16,589	17,246
Total expenses	677,046	571,377	2,527,493	2,209,392
Operating income (loss)
Electric utility	61,112	68,184	241,661	263,524
Bank	29,167	23,208	108,235	99,536
Other	(5,675)	(4,172)	(16,540)	(16,827)
Total operating income	84,604	87,220	333,356	346,233
Retirement defined benefits expense—other than service costs	(1,289)	(2,232)	(5,962)	(7,942)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(22,635)	(19,737)	(88,677)	(78,972)
Allowance for borrowed funds used during construction	1,052	1,407	4,867	4,778
Allowance for equity funds used during construction	2,638	3,575	10,877	12,483
Income before income taxes	64,370	70,233	254,461	276,580
Income taxes	14,324	37,390	50,797	109,393
Net income	50,046	32,843	203,664	167,187
Preferred stock dividends of subsidiaries	473	473	1,890	1,890
Net income for common stock	$49,573	$32,370	$201,774	$165,297
Basic earnings per common share	$0.46	$0.30	$1.85	$1.52
Diluted earnings per common share	$0.45	$0.30	$1.85	$1.52
Dividends declared per common share	$0.31	$0.31	$0.93	$1.24
Weighted-average number of common shares outstanding	108,879	108,786	108,855	108,749
Weighted-average shares assuming dilution	109,132	108,912	109,146	108,933
Net income (loss) for common stock by segment
Electric utility	$35,297	$25,355	$143,653	$119,951
Bank	21,767	16,859	82,509	66,997
Other	(7,491)	(9,844)	(24,388)	(21,651)
Net income for common stock	$49,573	$32,370	$201,774	$165,297
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$62,091	$27,089	$193,105	$163,925
Return on average common equity (twelve months ended)[1]			9.5%	7.9%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in the first quarter of 2018. Nonservice cost was reclassified from “Expenses” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.
1 On a core basis, 2018 and 2017 returns on average common equity (twelve months ended December 31) were 9.5% and 8.6%, respectively.  See reconciliation of GAAP to non-GAAP measures.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
(dollars in thousands, except per barrel amounts)	2018	2017	2018	2017
Revenues	$680,563	$583,311	$2,546,525	$2,257,566
Expenses
Fuel oil	215,292	155,981	760,528	587,768
Purchased power	161,069	146,096	639,307	586,634
Other operation and maintenance	127,686	109,470	461,491	411,907
Depreciation	51,816	48,206	203,626	192,784
Taxes, other than income taxes	63,588	55,374	239,912	214,949
Total expenses	619,451	515,127	2,304,864	1,994,042
Operating income	61,112	68,184	241,661	263,524
Allowance for equity funds used during construction	2,638	3,575	10,877	12,483
Retirement defined benefits expense—other than service costs	(697)	(1,724)	(3,631)	(6,003)
Interest expense and other charges, net	(18,526)	(17,012)	(73,348)	(69,637)
Allowance for borrowed funds used during construction	1,052	1,407	4,867	4,778
Income before income taxes	45,579	54,430	180,426	205,145
Income taxes	9,783	28,576	34,778	83,199
Net income	35,796	25,854	145,648	121,946
Preferred stock dividends of subsidiaries	229	229	915	915
Net income attributable to Hawaiian Electric	35,567	25,625	144,733	121,031
Preferred stock dividends of Hawaiian Electric	270	270	1,080	1,080
Net income for common stock	$35,297	$25,355	$143,653	$119,951
Comprehensive income attributable to Hawaiian Electric	$36,530	$24,146	$144,971	$119,263
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,671	1,624	6,526	6,548
Hawaii Electric Light	268	265	1,064	1,047
Maui Electric	281	273	1,099	1,095
	2,220	2,162	8,689	8,690
Average fuel oil cost per barrel	$97.27	$72.84	$87.90	$68.78
Return on average common equity (twelve months ended)[1]			7.56%	6.58%
The Consolidated Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in the first quarter of 2018. Nonservice cost was reclassified from “Other operation and maintenance” to “Retirement defined benefits expense—other than service costs.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.
1 Simple average. On a core basis, 2018 and 2017 returns on average common equity (twelve months ended December 31) were 7.6% and 7.1%, respectively.  See reconciliation of GAAP to non-GAAP measures.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
(in thousands)	December 31, 2018	September 30, 2018	December 31, 2017	2018	2017
Interest and dividend income
Interest and fees on loans	$57,145	$55,885	$51,986	$220,463	$207,255
Interest and dividends on investment securities	10,632	9,300	8,230	37,762	28,823
Total interest and dividend income	67,777	65,185	60,216	258,225	236,078
Interest expense
Interest on deposit liabilities	4,115	3,635	2,802	13,991	9,660
Interest on other borrowings	255	404	386	1,548	2,496
Total interest expense	4,370	4,039	3,188	15,539	12,156
Net interest income	63,407	61,146	57,028	242,686	223,922
Provision for loan losses	2,408	6,033	3,670	14,745	10,901
Net interest income after provision for loan losses	60,999	55,113	53,358	227,941	213,021
Noninterest income
Fees from other financial services	4,996	4,543	5,741	18,937	22,796
Fee income on deposit liabilities	5,530	5,454	5,678	21,311	22,204
Fee income on other financial products	1,977	1,746	1,464	7,052	7,205
Bank-owned life insurance	390	2,663	1,374	5,057	5,539
Mortgage banking income	94	169	305	1,493	2,201
Other income, net	492	736	388	2,200	1,617
Total noninterest income	13,479	15,311	14,950	56,050	61,562
Noninterest expense
Compensation and employee benefits	26,340	23,952	23,836	98,387	94,931
Occupancy	4,236	4,363	4,076	17,073	16,699
Data processing	3,681	3,583	3,531	14,268	13,280
Services	2,287	2,485	3,005	10,847	10,994
Equipment	1,801	1,783	1,899	7,186	7,232
Office supplies, printing and postage	1,580	1,556	1,676	6,134	6,182
Marketing	844	993	1,211	3,567	3,501
FDIC insurance	635	638	608	2,713	2,904
Other expense	4,341	4,240	5,470	17,238	20,144
Total noninterest expense	45,745	43,593	45,312	177,413	175,867
Income before income taxes	28,733	26,831	22,996	106,578	98,716
Income taxes	6,966	5,610	6,137	24,069	31,719
Net income	$21,767	$21,221	$16,859	$82,509	$66,997
Comprehensive income	$35,446	$16,480	$10,245	$75,390	$63,858
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.25	1.22	1.01	1.20	1.02
Return on average equity	14.08	13.80	11.09	13.51	11.20
Return on average tangible common equity	16.23	15.93	12.82	15.61	12.99
Net interest margin	3.95	3.81	3.68	3.83	3.69
Efficiency ratio	59.50	57.02	62.95	59.39	61.60
Net charge-offs to average loans outstanding	0.37	0.40	0.26	0.34	0.27
As of period end
Nonaccrual loans to loans receivable held for investment	0.56	0.59	0.51
Allowance for loan losses to loans outstanding	1.08	1.14	1.15
Tangible common equity to tangible assets	7.95	7.75	7.81
Tier-1 leverage ratio	8.7	8.6	8.6
Total capital ratio	13.9	13.8	14.2
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$14.0	$14.0	$9.4	$50.0	$37.5
The Statements of Income Data reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in the first quarter of 2018. Nonservice cost was reclassified from “Compensation and employee benefits” to “Other expense.”
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

EXPLANATION OF HEI’S USE OF CERTAIN UNAUDITED NON-GAAP MEASURES
HEI and Hawaiian Electric Company management use certain non-GAAP measures to evaluate the performance of HEI and the utility. Management believes these non-GAAP measures provide useful information and are a better indicator of the companies’ core operating activities given the non-recurring nature of certain items. Core earnings and other financial measures as presented here may not be comparable to similarly titled measures used by other companies. The accompanying tables provide a reconciliation of reported GAAP1 earnings to non-GAAP core earnings and the adjusted return on average common equity (ROACE) for HEI and the utility.
The reconciling adjustments from GAAP earnings to core earnings exclude the 2017 impact of the federal tax reform act due to the adjustment of the deferred tax balances and the $1,000 employee bonuses paid by the bank related to federal tax reform. Management does not consider these items to be representative of the company’s fundamental core earnings. Management has shown adjusted non-GAAP (core) net income, adjusted non-GAAP (core) diluted earnings per common share and adjusted non-GAAP (core) ROACE in order to provide better comparability of core net income, EPS and ROACE between periods.
The accompanying table also provides the calculation of utility GAAP other operation and maintenance (O&M) expense adjusted for “O&M-related net income neutral items,” which are O&M expenses covered by specific surcharges or by third parties. These “O&M-related net income neutral items” are grossed-up in revenue and expense and do not impact net income.

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Industries, Inc. and Subsidiaries (HEI)
Unaudited	Three months ended December 31		Years ended December 31
($ in millions, except per share amounts)	2018	2017	2018	2017
HEI CONSOLIDATED BONUSES[2]
Pre-tax expenses	$—	$1.2	$—	$1.2
Current income taxes (benefits)	—	(0.5)	—	(0.5)
After-tax (income) expenses	$—	$0.7	$—	$0.7
HEI CONSOLIDATED NET INCOME
GAAP (as reported)	$49.6	$32.4	$201.8	$165.3
Excluding special items (after-tax):
Bonus related to enactment of federal tax reform[2]	—	0.7	—	0.7
Federal tax reform impacts[3]	—	13.4	—	13.4
Non-GAAP (core) net income	$49.6	$46.5	$201.8	$179.5
HEI CONSOLIDATED DILUTED EARNINGS PER COMMON SHARE
GAAP (as reported)	$0.45	$0.30	$1.85	$1.52
Excluding special items (after-tax):
Bonus related to enactment of federal tax reform[2]	—	0.01	—	0.01
Federal tax reform impacts[3]	—	0.12	—	0.12
Non-GAAP (core) diluted earnings per common share	$0.45	$0.43	$1.85	$1.65
			Years ended December 31
			2018	2017
HEI CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP			9.5%	7.9%
Based on non-GAAP (core)[4]			9.5%	8.6%

Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Bonus paid by American Savings Bank related to enactment of federal tax reform
[3] Reflects the lower rates enacted by federal tax reform, primarily the adjustments to reduce the unregulated net deferred tax asset balances
[4] Calculated as core net income divided by average GAAP common equity

RECONCILIATION OF GAAP[1] TO NON-GAAP MEASURES
Hawaiian Electric Company, Inc. and Subsidiaries
Unaudited	Three months ended December 31		Years ended December 31
($ in millions)	2018	2017	2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED NET INCOME
GAAP (as reported)	$35.3	$25.4	$143.7	$120.0
Excluding special items (after-tax):
Federal tax reform impacts[2]	—	9.2	—	9.2
Non-GAAP (core) net income	$35.3	$34.5	$143.7	$129.1

			Years ended December 31
			2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED RETURN ON AVERAGE COMMON EQUITY (ROACE) (simple average)
Based on GAAP			7.56%	6.58%
Based on non-GAAP (core)[3]			7.56%	7.08%

	Three months ended December 31		Years ended December 31
($ in millions)	2018	2017	2018	2017
HAWAIIAN ELECTRIC CONSOLIDATED OTHER OPERATION AND MAINTENANCE (O&M) EXPENSE
GAAP (as reported)[4]	$127.7	$109.5	$461.5	$411.9
Excluding other O&M-related net income neutral items[5]	0.7	1.1	1.4	3.8
Non-GAAP (Adjusted other O&M expense)	$127.0	$108.4	$460.1	$408.1
Note: Columns may not foot due to rounding
[1] Accounting principles generally accepted in the United States of America
[2] Reflects the lower rates enacted by federal tax reform, primarily the adjustments to reduce the unregulated net deferred tax asset balances
[3] Calculated as core net income divided by average GAAP common equity
[4]  Reflects the retrospective application of ASU No. 2017-07, “Compensation-Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,” which was adopted in the first quarter of 2018. Nonservice cost was reclassified from “Other operation and maintenance expense” to “Retirement defined benefits expense—other than service costs.”

[5] Expenses covered by surcharges or by third parties recorded in revenues